Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements  No. 333-232333 on Form F-3 and Nos. 333-240248, 333-228053, 333-217073, 333-208728, 333-199835, 333-191625, 333-185538, 333-178186, 333-167389, 333-163816, and 333-149157 on Form S-8 of Banco Bilbao Vizcaya Argentaria, S.A. of our report dated February 26, 2021, except as to Note 6, which is as of June 02, 2021, with respect to the consolidated financial statements of Banco Bilbao Vizcaya Argentaria, S.A., which report appears in the accompanying Form 6-K of Banco Bilbao Vizcaya Argentaria, S.A. dated June 02, 2021.

/s/ KPMG Auditores, S.L.

Madrid, Spain

June 02, 2021